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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097


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Brookfield DTLA Fund Office Trust Investors, Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors, LLC
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                     BulldogInvestors
                            UNLOCKING VALUE


Bulldog Investors Seeks to Elect Directors of Brookfield DTLA Fund Office Trust Investor

SADDLE BROOK, N.J. - August 28, 2017 - Bulldog Investors, LLC ("Bulldog"), an SEC-registered investment advisor and the holder of approximately 400,000 shares of the 7.625% Series A Cumulative Redeemable Preferred Stock of Brookfield DTLA Fund Office Trust Investor Inc. (NYSE: "DTLA-") today announced that it intends to solicit preferred stockholders to request a special stockholder meeting to elect Andrew Dakos and Phillip Goldstein, two principals of Bulldog Investors, to Brookfield DTLA's Board of Directors.

Since the dividends on the 7.625% Series A Cumulative Redeemable Preferred Stock are in arrears for more than six quarters, the preferred stockholders are entitled to request a special meeting to elect two directors. Phillip Goldstein, a principal of Bulldog, commented: "Andy's and my interests are closely aligned with those of the preferred stockholders and we intend to be their advocates in the boardroom."

About Bulldog Investors

Bulldog Investors is an SEC-registered investment adviser that manages the Bulldog Investors group of private funds, Special Opportunities Fund, Inc. (NYSE:SPE), a closed-end registered investment company, and the accounts of certain high net worth individuals and institutions. www.BulldogInvestors.com

Contact:  InvestorCom
          John Glenn Grau, (203) 972-9300 ext. 11
          jgrau@investor-com.com